EXHIBIT 11.1

      SCHEDULE RE: COMPUTATION OF EARNINGS PER COMMON SHARE
            (In thousands, except per share amounts)

                                        Year ended December 31,
                                        -----------------------
                                         1996    1995     1994
                                        ------  ------   ------
PRIMARY

Net income                             $43,097 $39,529  $33,346
Weighted average shares outstanding     22,621  22,633   22,603
                                        ------  ------   ------
Primary earnings per share*            $  1.91 $  1.75  $  1.48
                                        ======  ======   ======

FULLY DILUTED

Net income                             $43,097 $39,529  $33,346
                                        ------  ------   ------

Weighted average shares outstanding     22,621  22,633   22,603

Add incremental shares representing
 shares issuable upon exercise of
 stock options based on year-end
 market price                              624     406      252
                                        ------  ------   ------
Weighted average number of shares,
 as adjusted                            23,245  23,039   22,855
                                        ------  ------   ------

Fully diluted earnings per share       $  1.85 $  1.72  $  1.46
                                        ======  ======   ======

Dilutive effect of incremental shares    2.7%    1.8%     1.1%
                                        ======  ======   ======

* Incremental shares have not been considered in the computation of primary earnings per common share in accordance with generally accepted accounting principles which requires inclusion only when the dilutive effect is greater than 3%.